June 29, 1998


Dynamic Materials Corporation
551 Aspen Ridge Drive
Lafayette, Colorado  80026

      RE: REGISTRATION ON FORM S-8 OF 150,000 SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE DYNAMIC MATERIALS CORPORATION 1997 EQUITY INCENTIVE PLAN AND 50,000 SHARES OF COMMON STOCK TO BE ISSUED PURSUANT TO THE DYNAMIC MATERIALS CORPORATION EMPLOYEE STOCK PURCHASE PLAN.

Ladies and Gentlemen:

      We have acted as counsel to Dynamic Materials Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of 200,000 shares of Common Stock, $.05 par value (the "Shares"), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith. Of the 200,000 Shares to be registered, 150,000 of the Shares will be issued pursuant to the Company's 1997 Equity Incentive Plan (the "Equity Incentive Plan") and 50,000 of the Shares will be issued pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan"). In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated by the Equity Incentive Plan and the Purchase Plan, as applicable, and the Registration Statement, will be validly issued, fully paid and nonassessable.

      We hereby consent to the use of this opinion as an exhibit to the above-mentioned Registration Statement.

                        Sincerely,

                        /s/DAVIS, GRAHAM & STUBBS LLP